Exhibit 10.1
June 28, 2007

To:	Parker Drilling Company
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Attn: General Counsel
Telephone: (281) 406-2000
Facsimile: (281) 406-2001

From:	Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street
New York, NY 10019
Attn: John Servidio
Telephone: 212-583-8373
Facsimile: 212-230-8610

Re:	Convertible Bond Hedge Transaction
(Transaction Reference Number: NY-30235)
Ladies and Gentlemen:
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the "Transaction”) between Bank of America, N.A. (“BofA”) and Parker Drilling Company (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
     1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (except to the extent expressly amended by this Confirmation) (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. and as in effect on the date hereof (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in an Indenture to be dated as of July 5, 2007 between Counterparty and The Bank of New York Trust Company, N.A. as trustee (the "Indenture”) relating to the USD 115.0 principal amount of 2.125% Convertible Senior Notes due July 15, 2012 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.
     This Confirmation evidences a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if BofA and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation), except to the extent amended, modified or supplemented by this Confirmation. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement. The parties acknowledge and agree that Counterparty and BofA have previously entered into an ISDA Master Agreement dated as of December 21, 2001 (as amended, modified or supplemented from time to time (including by any schedule or annex thereto), the “Existing ISDA Master Agreement”) and that, notwithstanding any term or provision in the Existing ISDA Master Agreement, the Transaction evidenced by this Confirmation shall not under any circumstances constitute (or be deemed to constitute) a Transaction or a Specified Transaction (each as defined in the Existing ISDA Master Agreement) under, or otherwise be subject to, the Existing ISDA Master Agreement.
     All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.
     2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	June 28, 2007

Effective Date:	The closing date of the offering of the Convertible Securities.

Option Type:	Call

Seller:	BofA

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD 0.16 2/3 per share (Ticker Symbol:
“PKD”).

Number of Options:	60% of the number of Convertible Securities in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities; provided that if the Underwriters, as defined in the Underwriting Agreement dated the date hereof between the Company and Banc of America Securities LLC, as representative of the several underwriters (the “Underwriting Agreement”) exercise their option to purchase additional Securities pursuant to Section 2(c) of the Underwriting Agreement, then on the Additional Premium Payment Date, the Number of Options shall be automatically increased by 60% of the number of Convertible Securities in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Convertible Securities, the “Additional Securities”).

Number of Shares:	As of any date, the product of the Number of Options and the Conversion Rate in effect on such date.

Conversion Rate:	As defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Sections 3.01(e), 10.01(c), 10.01(d), 10.04(g) and 10.04(h) of the Indenture.

Strike Price:	USD 13.8463

Premium:	USD 17,374,200 provided that if the Number of Options is increased pursuant to the proviso to the definition of Number of Options above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and USD 251.80 shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	July 5, 2007

Additional Premium	The closing date for the purchase and sale of the
Payment Date:	Additional Securities.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” as defined in the Indenture.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Convertible Securities in denominations of USD1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Indenture shall be automatically exercised, subject to “Notice of Exercise” below.

Expiration Date:	July 15, 2012

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options, Counterparty must notify BofA in writing prior to 5:00 PM, New York City time, on the Scheduled Valid Day prior to the scheduled first day of the applicable Settlement Averaging Period relating to the Convertible Securities converted on the Conversion Date occurring on the relevant Exercise Date (such Convertible Securities, the “Relevant Convertible Securities”) of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled first day of the applicable Settlement Averaging Period, (iii) the scheduled settlement date under the Indenture for the Relevant Convertible Securities and (iv) whether Counterparty has elected to satisfy its conversion obligations with respect to the Relevant Convertible Securities in Shares only (as described in Section 10.02(b) of the Indenture) (“Gross Share Settlement”); provided that with respect to Options relating to Relevant Convertible Securities with a Conversion Date occurring on or after April 15, 2012, such Notice of Exercise may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of Options being exercised.

Notice of Gross Share Settlement:	If Counterparty has elected Gross Share Settlement for all Convertible Securities with a Conversion Date occurring on or after April 15, 2012, then with respect to Options relating to such Convertible Securities, Counterparty shall notify BofA of such election before 5:00 p.m. (New York City time) on or prior to April 15, 2012.

BofA’s Telephone Number and

Telex and/or Facsimile Number

and Contact Details for purpose of Giving Notice:	To be provided by BofA.

Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:	BofA will deliver to Counterparty, on or before the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Net Shares:	In respect of any Option exercised or deemed exercised, a number of Shares equal to (i) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such exercisable Option, of (A) the product of (x) excess, if any, of the Relevant Price less the Strike Price on such Valid Day and (y) the Conversion Rate on such Valid Day divided by (B) such Relevant Price, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation contained in clause (A) above results in a negative number, such number shall be replaced with the number zero. Notwithstanding the forgoing, if Counterparty has elected Gross Share Settlement and so specified in the Notice of Exercise, or if applicable, the Notice of Gross Share Settlement, then with respect to any Option relating to the Relevant Convertible Securities with a Conversion Date occurring on or following April 15, 2012, the Net Shares shall be equal to the lesser of (i) a number of Shares determined as described above and (ii) a number of Shares equal to the Net Convertible Value for such Option divided by the Obligation Price. BofA will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Net Convertible Value:	With respect to an Option, (i) the Total Convertible Value for such Option minus (ii) USD 1,000.

Total Convertible Value:	With respect to an Option, (i) the aggregate number of Shares, if any, that Counterparty is obligated to deliver to the holder of an

Convertible Security for the relevant Conversion Date pursuant to Section 10.03(b) of the Indenture, multiplied by (ii) the Obligation Price.

Obligation Price:	The opening price as displayed under the heading Op on Bloomberg page PKD.N <equity> (or any successor thereto) on the Obligation Valuation Date.

Obligation Valuation Date:	Settlement Date

Settlement Averaging Period:	For any Option, (i) with respect to an Option with a Conversion Date occurring prior to April 15, 2012, the twenty (20) consecutive Valid Day period beginning on, and including, the third Valid Day following such Conversion Date (or the forty (40) consecutive Valid Day period commencing on, and including, the third Valid Day following such Conversion Date if Counterparty has elected Gross Share Settlement and specified Gross Share Settlement in the Notice of Exercise) or (ii) with respect to an Option with a Conversion Date occurring on or following April 15, 2012, the twenty (20) consecutive Valid Day period beginning on, and including, the twenty-second (22nd) Scheduled Valid Day immediately prior to the Expiration Date (or the forty (40) consecutive Valid Day period commencing on, and including, the forty second (42nd) Scheduled Valid Day immediately prior to the Expiration Date if Counterparty has delivered a Notice of Gross Share Settlement to BofA on or prior to April 15, 2012).

Settlement Date:	For any Option, the third Valid Day following the final day of the applicable Settlement Averaging Period with respect to such Option.

Settlement Currency:	USD

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares (or other security for which a Relevant Price must be determined) is not so listed or quoted, a Valid Day means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the primary U.S. national securities exchange or market on which the Shares are listed or admitted to trading.

Market Disruption Event:	Section 6.3 of the Equity Definitions is hereby replaced in its entirety by the following:

Market Disruption Event means in respect of a Share, (i) a failure by the Exchange or, if the Shares are not then listed on the Exchange, by the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, by the principal other market on which the Shares are then traded, to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for the Shares for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page PKD.N <equity> AQR (or any equivalent successor if such page is not available) in respect of the period from the scheduled opening time of trading on the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method). The Relevant Price will be determined without regard to after hours trading or any other trading outside of the regular trading session hours.

Other Applicable Provisions:	To the extent BofA is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that BofA is obligated to deliver Shares hereunder.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, BofA may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 10.04(a) through (f) of the Indenture, the Calculation Agent shall upon prior written notice to Counterparty make a corresponding adjustment, which it reasonably determines in good faith to be necessary, to the terms relevant to the exercise, settlement or payment of the Transaction. Immediately upon the occurrence of any “Adjustment Event”, as defined in the Indenture, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Notes in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments. Additionally, notwithstanding Section 11.2 of the Equity Definitions, Potential Adjustment Event shall not apply to this Transaction and, if and to the extent that any event or condition occurs during the term of the Transaction with respect to Counterparty and the Shares of the type described in Section 11.2(e), the Calculation Agent shall not make any adjustment to the terms relevant to the exercise, settlement or payment of the Transaction, except to the extent otherwise described in this paragraph, without the prior written consent of Counterparty.

Extraordinary Events:

Merger Events:	Section 12.1(b) of the Equity Definitions is hereby amended and restated in its entirety for purposes of this Confirmation so that “Merger Event” means the occurrence of any event or condition set forth in Section 10.06 of the Indenture.

Tender Offer:	Section 12.1(d) of the Equity Definitions is hereby amended and restated in its entirety for purposes of this Confirmation so that a “Tender Offer” means the occurrence of any event or condition set forth in Clause (1) of the definition of “Fundamental Change” in Section 1.01 of the Indenture.

Consequences of Merger Events and Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or Tender Offer, the Calculation Agent shall, to the extent that any such Merger Event or Tender Offer results in adjustments to the terms of the exercise, settlement or payment under the Indenture, upon prior written notice to Counterparty, make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that such adjustment shall be made without regard to (x) any adjustment to the Conversion Rate pursuant to Sections 10.01(c), 10.04(g), or 10.04(h) of the Indenture and (y) unless and to the extent otherwise agreed by BofA and Counterparty (and provided that BofA may not be required so to agree), the election, if any, by Counterparty to adjust the Conversion Rate and the related conversion obligation pursuant to Section 10.01(d) of the Indenture.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange; provided further that, in determining any Cancellation Amount, notwithstanding any term or provision in the Agreement or the Equity Definitions, the Calculation Agent shall comply with the terms and provisions set forth in Section 8(n)(iii) of this Confirmation.

Additional Disruption Events:

(a) Change in Law:	Applicable (provided that clause (y) of this term set forth in Section 12.9(a)(ii) of the Equity Definitions shall not apply)

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, BofA

Determining Party:	For all applicable Additional Disruption Events, BofA

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable
     3. Calculation Agent: BofA; provided that all calculations, determinations and adjustments made by BofA in respect of this Transaction as Calculation Agent shall be made in good faith and in a commercially reasonable manner.
     4. Account Details:
          BofA Payment Instructions:
Bank of America, N.A.
San Francisco, CA
SWIFT: BOFAUS65
Bank Routing: 121-000-358
Account Name: Bank of America

Account No. : 12333-34172
Counterparty Payment Instructions:
To be provided by Counterparty.
5.	Offices:

The Office of BofA for the Transaction is:
Bank of America, N.A.
c/o Banc of America Securities LLC
Equity Financial Products
9 West 57th Street, 40th Floor
New York, NY 10019
Telephone:      212-583-8373
Facsimile:       212-847-5124
The Office of Counterparty for the Transaction is:
Parker Drilling Company
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Attn:             General Counsel
6.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

To:	Parker Drilling Company
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Attn:	General Counsel
Telephone:	(281) 406-2000
Facsimile:	(281) 406-2001
(b)	Address for notices or communications to BofA:

To:	Bank of America, N.A.
c/o Banc of America Securities LLC
Equity Financial Products
Attn: Telephone: Facsimile:	9 West 57th Street, 40th Floor New York, NY 10019 Attn: John Servidio 212-583-8373 212-230-8610

7.	Representations, Warranties and Agreements:

(a)	In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, BofA as follows:
(i)	On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)	(A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii)	On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through BofA.

(iv)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that BofA is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi)	Prior to the Trade Date, Counterparty shall deliver to BofA a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as BofA shall reasonably request.

(vii)	Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix)	On the Trade Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(x)	On the Trade Date, the representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1(A) of the Underwriting Agreement are true and correct.

(xi)	Counterparty understands no obligations of BofA to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of BofA or any governmental agency.
(b)	Each of BofA and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)	Each of BofA and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to BofA that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d)	Each of BofA and Counterparty agrees and acknowledges that BofA is a “financial institution,” “swap participant” and “financial participant”, and that Counterparty is a “swap participant”, in each case within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that BofA is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e)	Counterparty shall deliver to BofA an opinion of counsel, dated as of the Effective Date and reasonably acceptable to BofA in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.
8.	Other Provisions:

(a)	Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 6.01 of the Indenture which results in an acceleration of indebtedness evidenced by the outstanding Securities under the Indenture, (ii) an Amendment Event or (iii) a Repayment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and BofA shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the number of Convertible Securities that cease to be outstanding in connection with or as a result of such Repayment Event.
     “Amendment Event” means that Counterparty amends, modifies, supplements or waives any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend.
     “Repayment Event” means that (A) any Convertible Securities are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Securities are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (whether following acceleration of the Convertible Securities or otherwise), or (D) any Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Securities pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.
(b)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 8(k) below, BofA shall owe Counterparty any amount pursuant to Section 12.2 or 12.3 of the Equity Definitions and “Consequences of Merger Events and Tender Offers” above, or Sections 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require BofA to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to BofA, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:	Applicable and means that BofA shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price. For the avoidance of doubt (and notwithstanding anything herein, in the Agreement or otherwise to the contrary), the Share Termination Delivery Property may included shares which are unregistered under the Securities Act.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to BofA at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11(i), (iv) and (v) of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “settled by Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.
(c)	Disposition of Hedge Shares. Counterparty hereby agrees that if, in the commercially reasonable judgment of BofA acting in good faith, any Shares (the “Hedge Shares”) acquired by BofA for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by BofA without registration under the Securities Act (other than as a result of BofA being an affiliate, as such term is used in the Securities Act and rules and regulations promulgated thereunder, of Counterparty), Counterparty shall, at its election: (i) in order to allow BofA to sell the Hedge Shares in a registered offering, make available to BofA an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to BofA, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to BofA, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford BofA a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if BofA, in its commercially reasonable judgment, is not reasonably satisfied with access to Counterparty’s due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow BofA to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement underwriting agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to BofA, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to BofA, due diligence rights (for BofA or any designated buyer of the Hedge Shares from BofA), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to BofA (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate BofA for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from BofA at the VWAP Price on such Exchange Business Days, and in the amounts, requested by BofA. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page PKD.N <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(d)	Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:
     (i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at BofA’s option, the occurrence of any of the events specified in Section 6.01(h) or (i) of the Indenture.”

     (ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “BofA may elect” and (2) replacing “notice to the other party “with “notice to Counterparty” in the first sentence of such section.
(e)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give BofA a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide BofA with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless BofA, its affiliates and their respective directors, officers, employees, agents and controlling persons (BofA and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) reasonably incurred (after notice to Counterparty in the form of a documented invoice) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising from such failure, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of BofA.

(f)	Transfer and Assignment. BofA may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates, or any entities sponsored or organized by, or on behalf of or for the benefit of, BofA, provided that such transferees are not less creditworthy than, or such transferees’ payment and performance obligations under this Transaction are guaranteed by, Bank of America Corporation, and for so long as the ratings then assigned to such transferees (or, in the case of any transferee whose payment and performance obligations under this Transaction are guaranteed by Bank of America Corporation, Bank of America Corporation’s) long term unsecured debt or deposit obligations (not supported by third party credit enhancement) is not less than “A” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or “A2” by Moody’s Investors Service, Inc. If at any time at which the Equity Percentage exceeds 8%, BofA, in its discretion, is unable to effect a transfer or assignment of a portion of its rights and obligations under this Transaction with the prior written consent of Counterparty (such consent not to be unreasonably withheld) covering the number of Shares causing the Equity Percentage to exceed 8% (the “Excess Shares”) after its commercially reasonable efforts on pricing terms reasonably acceptable to BofA such that the Equity Percentage is reduced to 8% or less, BofA may designate any Scheduled Trading Day as an Early Termination Date with respect to a such portion (the “Terminated Portion”) of the Transaction constituting the Excess Shares, such that the Equity Percentage following such partial termination will be equal to or less than 8%. In the event that BofA so designates an Early Termination Date with respect to such a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the

Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of the number of Shares that BofA or any of its affiliates beneficially own (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day.
(g)	Staggered Settlement. BofA may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:
(i)	in such notice, BofA will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Cash Settlement Averaging Period”) or delivery times and how it will allocate the Shares it is required to deliver hereunder among the Staggered Settlement Dates or delivery times;

(ii)	the aggregate number of Shares that BofA will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that BofA would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	BofA shall reimburse Counterparty for all reasonable and documented operational expenses related to said staggered settlement.
(h)	Right to Extend. BofA may postpone any Potential Exercise Date or any other date of valuation or delivery by BofA, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Shares it is required to deliver hereunder), if BofA determines, in its reasonable discretion, and with the prior written consent of Counterparty (such consent not to be unreasonably withheld), that such extension is reasonably necessary or appropriate to preserve BofA’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable BofA to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if BofA were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to BofA.

(i)	Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j)	Designation by BofA. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BofA may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform BofA obligations in respect of the Transaction and any such designee may assume such obligations. BofA shall be discharged of its obligations to Counterparty to the extent of any such performance, and shall not be discharged at any time prior thereto.

(k)	No Netting and Set-off. Multiple Transaction Payment Netting and the provisions of Section 6(f) of the Agreement shall not apply. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligation owed to it by the other party, whether arising under the Agreement, under any other agreement between the parties thereto, by operation or law or otherwise.

(l)	Equity Rights. BofA acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(m)	Early Unwind. In the event the sale by Counterparty of the Convertible Securities is not consummated with the initial purchasers pursuant to the Underwriting Agreement for any reason by the close of business in New York on July 5 (or such later date as agreed upon by the parties, which in no event shall be later than July 10) (July 5 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of BofA and Counterparty thereunder shall be cancelled and terminated and (ii) Counterparty shall pay to BofA an amount in cash equal to the aggregate amount of costs and expenses reasonably incurred by BofA relating to the unwinding of BofA’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by BofA or its affiliates in connection with such hedging activities). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. BofA and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n)	Amendments to the Agreement. Notwithstanding any term or provision contained in the Agreement, (i) no Potential Event of Default or Event of Default shall apply with respect to Counterparty as a defaulting party, and no Termination Event shall apply with respect to Counterparty as an Affected Party, in each and any such case, except to the extent any such Event of Default or Termination Event results in the occurrence and continuance of an Additional Termination Event (as specified in this Confirmation) or an Extraordinary Event elected as being applicable in this Confirmation and Counterparty shall have no Specified Entities or Credit Support Providers for purposes of the Agreement and this Transaction; (ii) without limiting the generality of the foregoing, the Events of Default specified in Sections 5(a)(i), (ii) (except to the extent that any violation of any such agreement or obligation described therein or in this Confirmation (x) would reasonably be expected to have a material adverse effect on the ability of BofA to perform its obligations under this Transaction or (y) pertains to the disposition of Hedge Shares pursuant to Section 8(c) of this Confirmation),), (iii), (iv) (except to the extent any misrepresentation made under this Confirmation or under the Agreement would reasonably be expected to have a material adverse effect on the ability of BofA to perform its obligations under this Transaction), (v), (vi) or (vii) of the Agreement, and the Termination Events specified in the Agreement, shall not apply with respect to Counterparty; and (iii) with respect to any early termination of all or any portion of this Transaction for any reason pursuant to the terms of this Confirmation, the Equity Definitions and/or the Agreement, and additionally notwithstanding any term or provision in the Equity Definitions, (A) any amount payable (or to be payable) by either party hereto to the other party hereto arising as a result of such early termination (including any costs resulting from unwinding hedging transactions) shall be determined in good faith and in a commercially reasonable manner and (B) without limiting the foregoing, the party determining the amount of any such payment (whether BofA, Counterparty or the Calculation Agent) shall (1) utilize commercially reasonable procedures and methodologies so as to produce a commercially reasonable determination of such amount, and (2) disclose in reasonable detail the material information utilized (or to be utilized) by such party in making such determination.
(o)	Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BOFA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BOFA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(p)	Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

          Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by BofA) correctly sets forth the terms of the agreement between BofA and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to John Servidio, Facsimile No. 212-230-8610.

Yours faithfully, BANK OF AMERICA, N.A.
By:
Name:
Title:

Agreed and Accepted By:

PARKER DRILLING COMPANY
By:
Name:
Title: